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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                   May 7, 1997

                                  by and among

                      HIGH VOLTAGE ENGINEERING CORPORATION

                               LAUREN CORPORATION

                                       and

                         PHI ACQUISITION HOLDINGS, INC.

                                       and

                     CHASE VENTURE CAPITAL ASSOCIATES, L.P.
                    (as to certain specified provisions only)
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                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

ARTICLE I  THE MERGER......................................................
  Section 1.1  The Merger..................................................
  Section 1.2  Conversion of Shares and Options............................
  Section 1.3  Certain Payments............................................
  Section 1.4  Exchange of Certificates....................................
  Section 1.5  Approval of Merger..........................................
  Section 1.6  Tax Refunds.................................................
  Section 1.7  Holder Allocable Expenses...................................
  Section 1.8  Dissenting Shares...........................................

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................
  Section 2.1  Corporate Organization......................................
  Section 2.2  Subsidiaries................................................
  Section 2.3  Capitalization of the Company...............................
  Section 2.4  Due Authorization...........................................
  Section 2.5  No Conflict.................................................
  Section 2.6  Financial Statements........................................
  Section 2.7  Absence of Certain Changes or Events........................
  Section 2.8  Contracts; No Defaults......................................
  Section 2.9  Machinery, Equipment and Other Tangible Property............
  Section 2.10 Owned Real Property; Facilities.............................
  Section 2.11 Intellectual Property.......................................
  Section 2.12 Litigation and Proceedings..................................
  Section 2.14 Labor Matters...............................................
  Section 2.15 Legal Compliance............................................
  Section 2.16 Environmental Matters.......................................
  Section 2.17 Taxes.......................................................
  Section 2.18 Governmental Authorities:  Consents.........................
  Section 2.19 Licenses, Permits and Authorizations........................
  Section 2.20 Brokers' Fees...............................................
  Section 2.21 Bank Accounts, Etc..........................................
  Section 2.22 Accounts Receivable.........................................
  Section 2.23 Substantial Customers.......................................
  Section 2.24 Directors and Officers......................................
  Section 2.25 Minute Books; Stock Records.................................
  Section 2.26 Inventory...................................................

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND
               MERGER SUB..................................................
  Section 3.1  Corporate Organization......................................
  Section 3.2  Due Authorization...........................................


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                                                                           Page
                                                                           ----

  Section 3.3  No Conflict.................................................
  Section 3.4  Litigation and Proceedings..................................
  Section 3.5  Governmental Authorities:  Consents.........................
  Section 3.6  Brokers' Fees...............................................

ARTICLE IV  COVENANTS OF THE COMPANY.......................................
  Section 4.1  Conduct of Business.........................................
  Section 4.2  Inspection..................................................
  Section 4.3  HSR Act.....................................................
  Section 4.4  No Solicitations............................................

ARTICLE V   COVENANTS OF ACQUIROR..........................................
  Section 5.1  HSR Act.....................................................
  Section 5.2  Indemnification and Insurance...............................

ARTICLE VI  CONFIDENTIALITY; SUPPORT OF TRANSACTION........................
  Section 6.1  Confidentiality.............................................
  Section 6.2  Support of Transaction......................................
  Section 6.3  Chalmers Payment............................................

ARTICLE VII CLOSING........................................................
  Section 7.1  Filing......................................................
  Section 7.2  Closing.....................................................

ARTICLE VIII CONDITIONS TO OBLIGATIONS.....................................
  Section 8.1  Conditions to Obligations of Acquiror,
                  Merger Sub and the Company ..............................
  Section 8.2  Conditions to Obligations of Acquiror and Merger Sub........
  Section 8.3  Conditions to the Obligations of the Company................

ARTICLE IX  TERMINATION/EFFECTIVENESS......................................
  Section 9.1  Termination.................................................
  Section 9.2  Effect of Termination.......................................

ARTICLE X   CERTAIN DEFINITIONS............................................

ARTICLE XI  HOLDER REPRESENTATIVE..........................................
  Section 11.1 Designation and Replacement of Holder Representative........
  Section 11.2 Authority and Rights of Holder Representative;
                  Limitations on Liability ................................

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                                                                           Page
                                                                           ----

ARTICLE XII MISCELLANEOUS..................................................
  Section 12.1 Nonsurvival of Representations and Warranties...............
  Section 12.2 Waiver......................................................
  Section 12.3 Notices.....................................................
  Section 12.4 Assignment..................................................
  Section 12.5 Rights of Third Parties.....................................
  Section 12.6 Expenses....................................................
  Section 12.7 Construction................................................
  Section 12.8 Captions; Counterparts......................................
  Section 12.9 Entire Agreement............................................
  Section 12.10 Amendments.................................................
  Section 12.11 Publicity..................................................

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                                   Schedules

Schedule 2.1  - Foreign Jurisdictions
Schedule 2.2  - Subsidiaries of the Company
Schedule 2.3  - Capitalization of the Company

Schedule 2.5  - Exceptions to No Conflict Representation
Schedule 2.7  - Certain Changes or Events
Schedule 2.8  - Contracts

Schedule 2.9  - Exceptions to Title to Machinery, Equipment and Other Tangible
                Property
Schedule 2.10 - Facilities
Schedule 2.11 - Intellectual Property
Schedule 2.12 - Litigation and Proceedings
Schedule 2.13 - Employee Benefits
Schedule 2.14 - Labor Relations
Schedule 2.15 - Legal Compliance
Schedule 2.16 - Environmental Matters
Schedule 2.17 - Tax Matters
Schedule 2.18 - Governmental Authorities; Consents
Schedule 2.19 - Licenses, Permits and Authorizations
Schedule 2.20 - Brokers' Fees
Schedule 2.21 - Bank Accounts
Schedule 2.22 - Accounts Receivable
Schedule 2.23 - Substantial Customers
Schedule 2.24 - Directors and Officers
Schedule 2.26 - Inventory
Schedule 3.3  - Conflicts
Schedule 3.5  - Governmental Authorities; Consents (Acquiror)
Schedule 3.6  - Brokers' Fees (Acquiror)

                                     Annexes

Annex A -       Certificate of Merger
Annex B -       Illustrative Determination and Allocation of the
                  Merger Consideration
Annex C -       Form of Opinion of Counsel to the Company
Annex D -       Form of Opinion of Counsel to Acquiror
Annex E -       Employees; Terms of Employment
Annex F -       Certificate of Incorporation of Surviving Corporation

                                    Exhibit

Exhibit 1 -     Anticipated Refunds

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                         AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger, dated as May 7, 1997 (this "Agreement"), is entered into by and among HIGH VOLTAGE ENGINEERING CORPORATION, a Massachusetts corporation ("Acquiror"), LAUREN CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub") and PHI ACQUISITION HOLDINGS, INC, a Delaware corporation (the "Company") and, as to certain specified provisions only, Chase Venture Capital Associates, L.P. ("CVCA").

                                  WITNESSETH

      WHEREAS, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to as the "Constituent Corporations") are hereby adopting a plan of merger, providing for the merger (the "Merger") of Merger Sub with and into the Company, with the Company being the surviving corporation; the Merger will be consummated in accordance with this Agreement, such Merger to be consummated as of the Effective Time of the Merger (as defined below);

      WHEREAS, the respective Boards of Directors of Acquiror, Merger Sub and the Company have adopted resolutions approving this Agreement; and

      WHEREAS, certain defined terms used herein have the meanings assigned to them in Article X hereof.
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                                   AGREEMENT

      In order to consummate the Merger, and in consideration of the mutual agreements hereinafter contained, Acquiror, Merger Sub and the Company agree as follows:

                                   ARTICLE I
                                  THE MERGER

      Section 1.1 The Merger. At the Effective Time of the Merger, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation in the Merger (hereinafter sometimes referred to for the periods on and after the Effective Time of the Merger as the "Surviving Corporation"), shall continue its corporate existence under the DGCL as a wholly-owned Subsidiary of Acquiror. The Merger will have the effects specified under the DGCL.

      Section 1.2 Conversion of Shares and Options.

            (a) At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder thereof:

                  (i) Each share of Preferred Stock (other than shares, if any, held in treasury of the Company, which treasury shares shall be cancelled as part of the Merger, and other than shares held by Dissenting Stockholders) that is then issued and outstanding shall thereupon be converted into the right to receive a portion of the Merger Consideration (defined below) equal to the Liquidation Value thereof;

                  (ii) Each share of Common Stock that is then issued and outstanding (other than shares, if any, held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger, and other than shares held by Dissenting Stockholders) and each

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unexercised Option that is then outstanding shall thereupon terminate and be converted into and become solely the right to receive the applicable portion of the Common Equity Merger Consideration (defined below), as determined pursuant to Section 1.2(c); and

                  (iii) Each share of the common stock, par value $ .01 per share, of Merger Sub outstanding immediately prior to the Effective Time of the Merger shall be converted into one fully-paid and non-assessable share of common stock, par value $ .01 per share, of the Surviving Corporation.

            (b) Subject to the adjustments set forth in Section 1.6, the "Merger Consideration" shall consist of (i) Fifty Five Million Five Hundred Thousand Dollars ($55,500,000) in cash, less (ii) the principal amount and accrued but unpaid interest and outstanding on the Closing Date under the terms of the Perkin-Elmer Note (after any conversion thereof pursuant to the terms of the Perkin-Elmer Note but prior to repayment thereof as set forth in Section 1.3) and any prepayment penalties payable by the Company thereunder, less (iii) the principal amount and accrued but unpaid interest outstanding on the Closing Date under the First Bank Loans and any prepayment penalties payable by the Company thereunder, less (iv) the amount of Holder Allocable Expenses paid by Acquiror to the Holder Representative at Closing in accordance with Section 1.7, plus (v) (if Closing shall occur on or after August 1, 1997) the positive amount, if any, equal to the amount by which all cash and cash equivalents of the Company and its consolidated Subsidiaries on the Closing Date exceed the amount of all cash and cash equivalents of the Company and its consolidated Subsidiaries on July 31, 1997, less (vi) any sums payable by the Company to David L. Chalmers (the "Chalmers Payment") pursuant to the executive equity compensation plan set forth in Exhibit B to his employment agreement

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with the Physical Electronics, Inc. dated as of February 14, 1997, a copy of which has been delivered to Acquiror, less (vii) sums payable upon Closing to Paul W. Palmberg pursuant to a letter from the Company to him dated April 29, 1997, a copy of which has been delivered to Acquiror (the "Palmberg Payment") and less (viii) an amount equal to the aggregate amount paid to former employees of the Company or any of its Subsidiaries upon the repurchase of any shares of Common Stock or Preferred Stock held by them after April 1, 1997 and prior to the Closing Date. Subject to the adjustments set forth in Section 1.6, the "Common Equity Merger Consideration" shall consist of (i) the Merger Consideration, less (ii) the portion of the Merger Consideration into which all shares of Preferred Stock (other than such shares, if any, held in the treasury of the Company) are converted (or would have been converted, but for being held by Dissenting Stockholders) by virtue of the Merger pursuant to Section 1.2(a)(i) above.

            (c) The Common Equity Merger Consideration shall be allocated among the holders of the Common Stock (other than Dissenting Stockholders and other than shares, if any, held in the treasury of the Company) and the Options as set forth below in this subsection 1.2(c). Each holder of Common Stock (other than Dissenting Stockholders and other than shares, if any, held in the treasury of the Company) shall be entitled to receive a portion of the Common Equity Merger Consideration equal to (i) the Cash Per Fully-Diluted Common Share (as defined below), multiplied by (ii) the number of shares of Common Stock held by such holder immediately prior to the Effective Time of the Merger (but not including any Common Stock issuable upon the exercise of any unexercised Options held by such holder at the Effective Time of the Merger). Each holder of Options shall be entitled to receive, subject to Section 1.4, a portion of the Common Equity Merger Consideration equal to (i) the Cash Per Fully-Diluted Common Share,

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multiplied by the aggregate number of shares of Common Stock issuable upon exercise in full of all Options held by such holder as of the Effective Time of the Merger, minus (ii) the aggregate cash exercise price payable upon exercise of all Options held by such holder. For purposes of the foregoing, "Cash Per Fully-Diluted Common Share" shall mean (i) the sum of (A) the Common Equity Merger Consideration, plus (B) the Aggregate Option Exercise Price (defined below), divided by (ii) the Aggregate Fully-Diluted Common Shares. The "Aggregate Fully-Diluted Common Shares" shall be the (i) aggregate number of shares of Common Stock held by all holders immediately prior to the Effective Time of the Merger (other than shares, if any, held in the treasury of the Company), plus (ii) the aggregate number of shares of Common Stock issuable upon the exercise in full of all Options (whether or not exercisable by their terms) held by all holders immediately prior to the Effective Time of the Merger; and the "Aggregate Option Exercise Price" shall mean the sum of the cash exercise prices paid or payable upon exercise in full of all Options held by all holders immediately prior to the Effective Time of the Merger.

            (d) Annex B sets forth an illustrative determination and allocation of the Merger Consideration, based on the assumptions set forth therein.

      Section 1.3 Certain Payments. Immediately prior to, or concurrently with, the Effective Time of the Merger, Acquiror will provide to the Company funds in an amount equal to the amount required to repay the First Bank Loans and Perkin-Elmer Note and make the Chalmers Payment and the Palmberg Payment, in each case immediately prior to, or concurrently with, the Effective Time of the Merger. The Company shall apply such amount to repay in full all indebtedness outstanding under the First Bank Loans and the Perkin-Elmer Note and shall make the Chalmers Payment immediately prior to, or concurrently with, the Effective Time of

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the Merger.


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      Section 1.4 Exchange of Certificates. After the Effective Time of the
Merger, each holder (other than Dissenting Stockholders) of an outstanding stock certificate or certificates evidencing Preferred Stock or Common Stock or certificates or agreements evidencing Options (collectively, the "Certificates") shall surrender the same to the Acquiror at Closing or, if later, to such bank or trust company selected by Acquiror and reasonably satisfactory to the Holder Representative to act as the exchange agent (the "Exchange Agent") on Acquiror's behalf. Upon surrender by a holder of such a Certificate at Closing to the Acquiror plus such other documentation as may be reasonably be required by Acquiror, the Acquiror shall pay such holder in cash such percentage (the "Applicable Percentage") of the Merger Consideration into which such holder's shares and/or Options evidenced by such Certificate shall have been converted as a result of the Merger. Any Merger Consideration not disbursed at Closing (except that portion attributable to shares held by Dissenting Stockholders) by the Acquiror shall be paid to the Exchange Agent (the "Exchange Fund"). Upon surrender by such a holder of his Certificates (other than Certificates held by Dissenting Stockholders) following Closing to the Exchange Agent, plus such other documentation as may be reasonably be required by Acquiror, the Acquiror shall cause the Exchange Agent to pay such holder in cash the Applicable Percentage of the Merger Consideration into which such a holder's shares and/or Options shall have been converted as a result of the Merger as specified above, without interest. Pending such surrender and exchange, such a holder's Certificate or Certificates (other than Certificates held by Dissenting Stockholders) shall be deemed for all purposes (other than the exchange contemplated by this Section 1.4) to evidence such holder's Applicable Percentage of the Merger Consideration into which such shares and/or Options shall have been converted by the Merger; provided that

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any payment with respect to Options held by employees of the Company or otherwise shall be reduced by any taxes required to be withheld under applicable law with respect to such payments and amounts so withheld shall be paid to the applicable taxing authority. Any interest, dividend or other income earned by the Exchange Fund shall be for the sole account of the Acquiror. Any amounts in the Exchange Fund which remain undistributed to Certificate holders for 60 days after the Closing shall be delivered to the Acquiror upon demand by the Acquiror, and any holders of Certificates who have not theretofore complied with the foregoing provisions shall thereafter look only to the Acquiror for the Merger Consideration to which they are entitled pursuant to this Agreement. None of the Acquiror, Merger Sub or the Company shall be liable to any Certificate holder for any amounts from the Exchange Fund or otherwise delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      Section 1.5 Approval of Merger; Effective Time of Merger.

            (a) As soon as practicable following the satisfaction (or, to the extent permitted, the waiver) of all conditions to the Merger set forth in this Agreement, and provided that this Agreement has not been terminated pursuant to the provisions hereof, Merger Sub and the Company shall cause a Certificate of Merger in substantially the form of Annex A hereto (the "Certificate of Merger") to be executed and filed with the Secretary of State of Delaware as provided in
Section 251 of the DGCL.

            (b) At the Effective Time of the Merger, the Certificate of Incorporation and Bylaws of the Company shall be amended in their entirety to read as set forth in Annex F and, as so amended, shall be the Certificate of Incorporation and Bylaws of the Company and the directors and officers of the Surviving Corporation shall be the directors and officers of Merger

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Sub immediately prior to the Effective Time of the Merger.


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            (c) Following execution of this Agreement, Merger Sub and the
Company shall convene meetings of, or seek the requisite written consents of their respective stockholders to, the Merger in accordance with the DGCL and their respective Certificates of Incorporation and Bylaws.

      Section 1.6 Tax Refunds.


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      (a) Promptly after the Closing Date, Acquiror shall, and shall cause each
Subsidiary and the Surviving Corporation to, use commercially reasonable efforts to obtain a refund of any amounts paid by the Company for taxable periods (or a portion thereof) ending on or prior to the Closing Date in respect of federal and state corporate income tax for the Company's fiscal years ended June 30, 1995, June 28, 1996 and June 27, 1997 and any payments of estimated federal or state corporate tax for the Surviving Corporation's fiscal year ending June 27, 1997 (each, as estimated on Exhibit 1) or made during and attributable to the portion of such fiscal year ending on the Closing Date, that Acquiror, such Subsidiary or the Surviving Corporation shall be entitled to claim as a result of (i) the conversion of the Options (whether by exercise or cancellation, at the option of the holder thereof) into the right to receive a portion of Merger Consideration pursuant to the Merger Agreement, (ii) the payment of the Chalmers Payment, or (iii) any combination of the foregoing (a "Refund"); provided, however, that the Holder Representative will waive the requirement that Acquiror, any Subsidiary of Acquiror, or the Surviving Corporation apply for a Refund of amounts paid for state corporate income tax from a relevant taxing authority where the Holder Representative, after consulting with Acquiror, determines there is no reasonable likelihood of recovering a Refund of at least $10,000 from such taxing authority, taking into account reasonable costs of pursuing such recovery (other than costs related to the escrow arrangement described in this Section 1.6). Exhibit 1 sets forth the Refunds that the Company presently anticipates receiving. Acquiror and each Subsidiary of Acquiror shall make available, or shall cause the Surviving Corporation to make available, to the Holder Representative, promptly upon request therefor, copies of Tax Returns (including any return, statements or reports, any schedule or attachment thereto and any amendment thereof) prepared


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by or for the Company, the Surviving Corporation or any Subsidiary of Acquiror
in connection with a Refund prior to the filing of such Tax Returns for its review and, in respect of Tax Returns for the Company's fiscal years ended June 30, 1995 and June 28, 1996 and the Company's or the Surviving Corporation's fiscal year ending June 27, 1997 or any period between June 27, 1997 and the Closing Date or any amended Tax Return for prior fiscal years, its consent, such consent not to be unreasonably withheld. If at any time and from time to time after the Closing Date, Acquiror, any Subsidiary of Acquiror or the Surviving Corporation shall receive any Refund, an amount equal to (i) the amount of such Refund minus (ii) reasonable, out-of-pocket or additional expenses (or a portion thereof) actually incurred by the party filing the Tax Return to which such Refund relates but only to the extent such expenses are attributable to obtaining such Refund shall be payable upon receipt or realization to holders of Common Stock and Options entitled to receive Common Equity Merger Consolidation pro rata in accordance with their Applicable Percentage (the "Net Refund") which shall be paid as follows: Acquiror shall pay fifty percent (50%) of each Net Refund to the Holder Representative for distribution to the holders of the Common Stock and Options entitled to receive the Common Equity Merger Consideration pro rata in accordance with their Applicable Percentages, and shall pay the remaining fifty percent (50%) of each Net Refund to an independent third party bank selected by Acquiror and reasonably acceptable to the Holder Representative (the "Escrow Agent") for deposit into an interest-bearing escrow account selected by Acquiror (the "Escrow Account"). Fees of the Escrow Agent shall be paid by the Acquiror and the Holder Representative in equal amounts, and shall not be taken into account by Acquiror in computing the amount of a Net Refund. Interest on any amounts deposited in the Escrow Account shall be paid not less than annually to the

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Holder Representative for distribution to the holders of Common Stock and
Options entitled to receive Common Equity Merger Consideration, in accordance with their Applicable Percentages.

      (b) If a Tax Return to which a Refund relates is audited by the relevant taxing authority at any time the Escrow Agent is holding a percentage of such Refund, Acquiror shall notify the Holder Representative and the Escrow Agent in writing. If an adjustment is proposed that would reduce the amount of such Refund, Acquiror shall within 15 business days notify the Escrow Agent and the Holder Representative in writing of such proposed adjustment. The Holder Representative, on behalf of the holders of Common Stock and Options entitled to receive Common Equity Merger Consideration, shall have the right to direct in a commercially reasonable manner the conduct of the defense (including appeals, if any) with respect to any such adjustment insofar as such adjustment would reduce the amount of the Refund; provided that such right shall not include the power to compel Acquiror to engage any particular firm of accountant or expert; and, provided further, that Acquiror and its representatives shall not be required to sign any filing or take any action which they reasonably consider to be in violation of any applicable law. Upon final settlement or determination of the proposed adjustment, the Holder Representative and Acquiror shall notify the Escrow Agent. Within five (5) business days of the Escrow Agent's receipt of such notice signed by Acquiror and Holder Representative, the Escrow Agent shall release to the Acquiror the lesser of (i) the amount by which the Refund was reduced plus the associated reasonable out-of-pocket costs (not including any costs of the escrow management), or (ii) the amount on deposit in the Escrow Account relating to such Refund (not including amounts attributable to interest earned thereon).

      (c) With respect to each Refund, the amount of such Refund as was initially received

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by the Escrow Agent (together with any accrued interest thereon that has not been paid to the Holder Representative as described above), as properly adjusted to take into account the final settlement or determination of any proposed adjustment regarding the Refund shall be released by the Escrow Agent to the Holder Representative (x) on the date falling three years after the date the Tax Return to which the Refund relates was filed, or (y) if such Tax Return is then under audit by the relevant taxing authority, on the earliest of the date (i) it becomes apparent (based on written communications from the relevant taxing authority) that no adjustment (or no further adjustment) will be made that could result in a reduction or loss of the Refund, or (ii) on which the audit is completed, or (iii) such earlier date as the Acquiror and Holder Representative shall agree in writing.

      (d) If any Net Refund is not paid when due to the Holder Representative or the Escrow Agent in accordance Section 1.6(a) additional interest shall accrue on the amount payable, from the date falling five (5) business days after payment of such amount is due to the date of payment, at a rate of sixteen percent (16%) per annum. Any Refund amount payable pursuant to this Section 1.6 with respect to Options held by employees of the Company shall be paid net of any withholding on account of taxes as may be required under applicable law with respect to such payment.

      (e) Notwithstanding anything to the contrary in this Agreement, in no event shall Acquiror, any Subsidiary of Acquiror, or the Surviving Corporation be required to pay any amounts in respect of Refunds to the extent that such amounts were received by the Company on or prior to the Closing Date and Merger Consideration was increased to reflect the Company's receipt of such amount pursuant to Section 1.2(b)(v).


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      (f) The Acquiror shall have no further recourse against the Escrow
Account, the Escrow Agent, the Holder Representative or any holders of Common Stock or Options in respect of any Refund once the Acquiror has received a payment in respect thereof from the Escrow Account to the full extent of its entitlement under Section 1.6(b) or payment has been made to the Holder Representative under Section 1.6(a) or (c).

      (g) The Acquiror shall (i) for the period starting on the day following the Closing Date, include the Surviving Corporation in the consolidated return filed by the affiliated group that includes the Acquiror, and (ii) not make an election to waive carryback of net operating losses with respect to the Surviving Corporation.


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


      Section 1.7 Holder Allocable Expenses. Not less than two (2) Business Days prior to the Closing Date, the Holder Representative will provide to Acquiror an estimate (which estimate shall include such reserves as the Holder Representative in good faith determines in its discretion to be appropriate for any Holder Allocable Expenses that are not then known or determinable) of the following fees and expenses that may be incurred by the Holder Representative on behalf of the Company and the holders of Common Stock and Options in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the transactions contemplated hereby, (ii) the fees and expenses of any other agents, consultants and experts specially employed by the Company and/or the Holder Representative in connection with the Merger, including the fees of the Escrow Agent, the fees payable to any Person listed on Schedule 2.20 hereof (which fees, if any, shall be paid by the Holder Representative and not the Company) and the fees and expenses of CIBC Wood Gundy Securities, Corp. pursuant to the letter agreement from it described on Schedule 3.6 hereof up to $500,000 (which fees shall be paid by the Holder Representative and not Acquiror) and
(iii) the reasonable third party expenses of the Holder Representative incurred in such capacity (collectively, the "Holder Allocable Expenses"). On the Closing Date, Acquiror shall pay to the Holder Representative cash in the amount of such estimated Holder Allocable Expenses and the Holder Representative shall use such cash to pay the Holder Allocable Expenses and any other amounts to which the Holder Representative is entitled to reimbursement under Section 11.2 hereof. From time to time (and no less frequently than quarterly commencing three months following the Closing Date), the Holder Representative shall distribute to the holders of

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Common Stock and Options (pro rata, in accordance with their respective
Applicable Percentages, as additional Common Equity Merger Consideration) any portion of such cash (and any interest earned thereon) which has not been so expended and which the Holder Representative has determined in its discretion is in excess of the actual amounts required to pay (or to be held in reserve to pay) such Holder Allocable Expenses and reimbursements, provided that any such payment to holders of Options shall be paid net of any withholding on account of taxes as may be required by applicable law. In no event will the Holder Representative or Acquiror or the Company be responsible for payment of Holder Allocable Expenses in excess of the cash amounts paid to the Holder Representative by Acquiror pursuant to this Section 1.7. Such Holder Allocable Expenses shall be reimbursed by Holders of Common Stock and Options, pro rata, in accordance with their respective Applicable Percentages as further described in Section 11.2.

      Section 1.8 Dissenting Shares.

            (a) Notwithstanding any other provision of this Agreement to the contrary, shares of capital stock of any class of the Company that are outstanding immediately prior to the Effective Time of the Merger and which are held by Dissenting Stockholders (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive any portion of the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of the DGCL, except that all Dissenting Shares held by such stockholders who shall have failed to perfect or who effectively shall have withdrawn, forfeited or lost their rights to appraisal of such shares under the DGCL shall thereupon have been converted into, as of the Effective Time of the Merger, the right to receive, without any interest thereon, that portion of the Merger Consideration to which they would have been entitled in accordance with
Section 1.2 if they had not been Dissenting Stockholders, upon surrender, in the manner provided in Section 1.4, of the Certificate or Certificates that formerly evidenced such shares.

            (b) The Company shall give the Acquiror and Merger Sub prompt notice of any demands for appraisal received by it, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and relating thereto.

                                  ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Acquiror and Merger Sub as of the date of this Agreement that:

      Section 2.1 Corporate Organization. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not have a material adverse effect on the business, operations, or financial condition of the Company and its Subsidiaries, taken as a whole. Copies of the Certificate of Incorporation and Bylaws of the Company, and all amendments thereto, heretofore delivered to Acquiror are accurate and complete as of the date hereof. Schedule 2.1 contains a true, correct and complete list of all jurisdictions in which the Company is qualified to do business as a foreign corporation.

      Section 2.2 Subsidiaries. Schedule 2.2 sets forth a complete list of the Subsidiaries of the Company, and the Company does not own any capital stock or equity or proprietary interest in any other entity or enterprise other than ULVAC-PHI, Inc., however organized and however such interest may be denominated or evidenced, except as set forth in Schedule 2.2. Each of the Subsidiaries listed on Schedule 2.2 is a duly incorporated, validly existing and in good standing or appropriately recognized as legally in existence and active under the laws of its jurisdiction) under the laws of the jurisdiction identified on
Schedule 2.2. The shares of ULVAC-PHI, Inc. owned by the Company constitute 50% of the outstanding shares of capital stock of ULVAC-PHI, Inc., and, except as set forth in the Basic Agreement dated as of September 1, 1982 (a copy of which has been delivered to Acquiror) by and between Seller and ULVAC Corporation, a Japanese corporation, there are no outstanding warrants, options, conversions privileges, preemptive rights or other rights or agreements to purchase or otherwise acquire any equity or other securities of any Subsidiary or ULVAC-PHI, Inc. No corporate or partnership proceedings on the part of any Subsidiary are necessary to authorize this Agreement and the transactions contemplated hereby.

      Section 2.3 Capitalization of the Company.

            (a) The authorized capital stock of the Company consists solely of
(i) 1,000,000 shares of Class A Common Stock, of which 191,660 shares are issued and outstanding, (ii) 1,000,000 shares of Class B Common Stock, of which 398,070 shares are issued and outstanding and of which 253,843 shares are reserved for issuance pursuant to the Perkin-Elmer Note, (iii) 1,000,000 shares of Class C Common Stock, of which 411,472 shares are issued and outstanding and of which 169,595 are reserved for issuance upon exercise of outstanding Options, (iv) 700,000 shares of Preferred Stock, par value $0.01 per share, of which 600,000 shares have been designated as Series A Cumulative Redeemable Preferred Stock, of which 569,143 shares are issued and outstanding.

            (b) Except as set forth on Schedule 2.3, the Company has not granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the capital stock of the Company, any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of the Company's capital stock, and there are no agreements of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any of its capital stock.

      Section 2.4 Due Authorization. The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to own, lease and operate its assets, to conduct its business as it is presently being conducted and as it is proposed to be conducted between the date of this Agreement and the Closing Date and, subject to the approval by the requisite holders of the Common Stock, to execute and deliver this Agreement, consummate the transactions contemplated hereby and perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly approved by the board of directors. Other than receipt of approval of holders of a majority of the Class A Common Stock and Class B Common Stock, voting as a single class, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Company and, upon approval by the requisite holders of the Common Stock, will be a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, to general principles of equity.

      Section 2.5 No Conflict. Except as set forth in Schedule 2.5, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby does not and will not violate any provision of, or result in the breach of, any applicable law, rule or regulation of any governmental body, the Certificate of Incorporation, Bylaws or other organizational documents of the Company or any of its Subsidiaries, or any agreement, indenture or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, or of any order, judgment or decree applicable to any of them, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien, charge or encumbrance upon any of the properties or assets of the Company or its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any government or other third party, except to the extent that the occurrence of any of the foregoing would not have a material adverse effect on (i) the ability of the Company to enter into and perform fully its obligations under this Agreement or (ii) the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

      Section 2.6 Financial Statements. The Company has previously delivered to Acquiror the following financial statements, all of which have been prepared in accordance with GAAP applied on a consistent basis (except as otherwise stated in the footnotes or the audit opinion related thereto) throughout the periods covered thereby (subject, in the case of the financial statements referenced in paragraph (b) below, to the absence of footnotes, normal year-end adjustments, adjustments relating to the stock option plans, adjustments relating to the termination of Mr. Palmberg's employment in the Company and adjustments relating to Mr. Chalmer's appointment as Chief Executive Officer substantially as set forth on Schedule 2.6) and, as applicable, present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the dates stated in such financial statements and the results of their operations for the periods stated therein:

            (a) the audited consolidated Balance Sheets of the Company and its consolidated Subsidiaries as of June 28, 1996 and June 30, 1995, and the audited consolidated Statements of Operations and Cash Flows of the Company and its consolidated Subsidiaries for the years ended June 28, 1996 and June 30, 1995, together with the auditors' report thereon; and

            (b) the unaudited consolidated Balance Sheet of the Company and its consolidated Subsidiaries (the "Interim Balance Sheet") as of March 28, 1997 (the "Interim Balance Sheet Date") and the unaudited consolidated Statement of Operations of the Company and its consolidated Subsidiaries for the nine-month period ended March 28, 1997.

            (c) As of the Interim Balance Sheet Date, neither the Company nor any Subsidiary has any material liabilities (or liabilities which, when aggregated with all other such liabilities, are material), present or deferred, accrued or unaccrued, fixed, absolute or contingent except as disclosed in the Interim Balance Sheet or arising under any Contracts, permits, licenses or other commitments or liabilities disclosed or referred to on the Schedules (and under those Contracts which are not required to be disclosed on the Schedules).

      Section 2.7 Absence of Certain Changes or Events. Except as set forth on
Schedule 2.7 or otherwise disclosed in writing to Acquiror pursuant to this Agreement, since the Interim Balance Sheet Date, there has not been any:

            (a) actual or threatened material adverse change in the condition (financial or otherwise), business or operations of the Company and its Subsidiaries, taken as a whole;

            (b) material increase of more than ten percent in the rate of compensation payable or to become payable to any employee of the Company or its Subsidiaries or any consultant, representative or agent of the Company or its Subsidiaries, including the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such person, or the addition to, modification of, or contribution to any Benefit Plan, arrangement, or practice described on Schedule
2.7 other than (i) contributions made for 1996 in accordance with the normal practices of the Company or its Subsidiaries or (ii) the extension of coverage to others who become eligible after the Interim Balance Sheet Date or (iii) such increases, payments, grants or accruals as occur in the ordinary course of business of the Company or its Subsidiaries;

            (c) mortgage, pledge or other encumbrance of, individually or in the aggregate, material assets, except purchase money mortgages arising in the ordinary course of business of the Company and its Subsidiaries;

            (d) sale, assignment or transfer of, individually or in the aggregate, material assets, other than in the ordinary course of business of the Company and its Subsidiaries;

            (e) incurrence of material indebtedness by the Company or its Subsidiaries for borrowed money or any material commitment to borrow money entered into by the Company or its Subsidiaries, or any material loans made or agreed to be made by the Company or its Subsidiaries, or any material indebtedness guaranteed by the Company or its Subsidiaries;

            (f) to the Company's knowledge, incurrence by the Company or its Subsidiaries of material liabilities (or liabilities which, when aggregated with all other such liabilities, are material), absolute or contingent, except liabilities incurred in the ordinary course of business of the Company and its Subsidiaries and consistent with past practice, or increase or change in any assumptions underlying or methods of calculating any doubtful account contingency or other reserves of the Company or its Subsidiaries;

            (g) payment, discharge or satisfaction of any material liabilities of the Company or its Subsidiaries other than the payment, discharge or satisfaction of material liabilities in the ordinary course of the business of the Company and its Subsidiaries consistent with the past practice of the Company and its Subsidiaries and, in the case of indebtedness for borrowed money, limited to scheduled repayments disclosed in the Interim Balance Sheet or on Schedule 4.1(i);

            (h) capital expenditure in excess of $100,000 in any instance (or in the aggregate with respect to any one project) by the Company or its Subsidiaries or the incurring of any obligation by the Company or its Subsidiaries to make any capital expenditure in excess of $100,000 in any instance (or in the aggregate with respect to any one project) or execute any material lease, other than in each case any capital expenditure or execution of a material lease which occurs
(i) in the ordinary course of business, or (ii) in connection the ERP project being undertaken by the Company and its subsidiaries, or (iii) in connection with the renewal of the lease of the Facility at Redwood City, CA with the superior Landlord of such Facility;

            (i) failure to pay or satisfy when due any obligation of Seller in connection with the business or operations of the Company or its Subsidiaries, except where the failure would not have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole;

            (j) disposition or lapsing of any material Intellectual Property rights;

            (k) repurchase or redemption of any shares of the Company's capital stock other than stock purchased from former employees of the Company or any of its Subsidiaries and the amounts paid therefor are taken into account in the determination of the Merger Consideration; or

            (l) agreement by the Company or any of its Subsidiaries to the Company's knowledge to do any of the things described in the preceding clauses
(a) through (k) other than as provided for herein.

      Section 2.8 Contracts; No Defaults.

            (a) Schedule 2.8 (i) through (x) contains a listing of all Contracts described in clauses (i) through (x) below to which the Company or any of its Subsidiaries is a party or by which they or any of their properties are bound. True, correct and complete copies of contracts referred to in clauses (i)-(x) below have been delivered to or made available to Acquiror or its agents or representatives.

               (i) Each Contract not made in the ordinary course of business involving expenditures or receipts by the Company or its Subsidiaries in excess of $100,000;

               (ii) Each material distribution, franchise, sales, third-party commission, consulting, agency or advertising contract or similar agreement to which Company or any of its Subsidiaries is a party or which is not cancelable without penalty on thirty (30) calendar days notice;

               (iii) Each Contract which involves performance of services or delivery of goods and/or materials by or to the Company or any of its Subsidiaries of an amount or value in excess of $100,000 and not cancelable without penalty upon thirty (30) calendar days notice;

               (iv) Each material contract or commitment relating to commission arrangements with persons other than employees of the Company or its Subsidiaries.

               (v) Each Promissory note, loan, agreement, indenture, evidence of indebtedness, letter of credit, guarantee, or other instrument relating to an obligation to pay money in excess of $100,000, whether the Company or any of its Subsidiaries shall be the borrower, lender or guarantor thereunder or whereby any material assets of the Company or any of its Subsidiaries are pledged (excluding credit provided by the Company or any of its Subsidiaries in the ordinary course of business of the Company or its Subsidiaries to employees or purchasers of their products and any such instruments representing accounts payable or receivable generated in the ordinary course of business);

                  (vi) Each lease of real property;

                  (vii) Each lease of personal property involving expenditures or liabilities in excess of $25,000 in any one year or $100,000 in the aggregate over the term of the lease and not cancelable without penalty upon thirty (30) calendar days notice;

                  (viii) Each material licensing agreement or other material written Contract with respect to any Intellectual Property (as hereinafter defined), including forms of Intellectual Property licenses and sublicenses and agreements with current or former employees, consultants, or contractors regarding the ownership, appropriation or the nondisclosure of Intellectual Property;

                  (ix) Each agreement or commitment that the Company currently anticipates will account for more than 5% of the aggregate purchases or sales projected to be made by the Company and its Subsidiaries during the current fiscal year; and

                  (x) Each agreement imposing material non-competition or material exclusive dealing obligations on the Company or any of its Subsidiaries.

            (b) Except as set forth on Schedule 2.8, all of the Contracts listed pursuant to paragraph (a) hereof are valid and in full force and effect and the Company, or Subsidiary party thereto, has duly performed its obligations under the Contracts listed or required to be set forth on
      Schedule 2.8 or as indicated on Schedule 2.5 in all material respects to the extent those obligations to perform have accrued. Except as set forth on Schedule 2.8 to the best knowledge of the Company, no material violation of, or default or breach under, any such Contracts by any party thereto has occurred, except where violation, default or breach would not have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

      Section 2.9 Machinery, Equipment and Other Tangible Property. Excluding the Owned Real Property and except as set forth on Schedule 2.9, the Company or one of its Subsidiaries owns and has good title to all machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or its Subsidiaries and which is material to the business and operations of the Company and its Subsidiaries taken as a whole ("Material Equipment"), free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 2.9, all the Material Equipment is in a state of good repair and maintenance and is in good operating condition, reasonable wear and tear excepted.

      Section 2.10 Owned Real Property; Facilities.

            (a) Owned Real Property. The Company has good and marketable fee simple title to the Owned Real Property and all buildings and other improvements located thereon, subject only to: (i) the Permitted Liens; and (ii) such easements, licenses, restrictions, reservations, leases and other rights to possession or use of the Owned Real Property, or any portion thereof, which do not materially interfere with the use of the Owned Real Property as a manufacturing facility as currently used or any other use to which the Owned Real Property may lawfully be put.

            (b) Actions. There are no pending or, to the Company's knowledge, threatened condemnation proceedings with respect to any Facility.

            (c) Certificate of Occupancy and other Compliances. All Facilities have received all material required approvals of governmental authorities (including, without limitation, a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules and regulations.

            (d) Schedule 2.10 lists the Facilities of the Company and its Subsidiaries since the Interim Balance Sheet Date. Except for the Facilities, since May 20, 1994 the Company has not operated any manufacturing facilities.

      Section 2.11 Intellectual Property. Schedule 2.11 lists each patent, trademark, service mark or trade name, registered copyright or mask work which, in each case, is material to the business and operations of the Company and its Subsidiaries (taken as a whole) as presently conducted, and applications for any of the foregoing (collectively, "Intellectual Property") held by the Company or any of its Subsidiaries. The Contracts listed on Schedule 2.8 include all material license or sublicense agreements with respect to any Intellectual Property to which the Company or any of its Subsidiaries is a party. Except as set forth on Schedule 2.11, (i) the Company or one or more of its Subsidiaries has good title to each item of Intellectual Property owned by it, free and clear of any Lien other than Permitted Liens and (ii) the Company and its

Subsidiaries own or have the right to use pursuant to license, sublicense, agreement or permission all items of Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as presently conducted, except where the failure to have such rights would not have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated hereby will not alter or impair any such right and no actions are pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries which would result in revocation or termination of any such right, except to the extent that such revocation or termination would not have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries taken as a whole. To the best of the Company's knowledge, the conduct of the business of the Company and its Subsidiaries, as currently conducted, does not, in any material respect, conflict with, or infringe upon, the material Intellectual Property rights of any third party.

      Section 2.12 Litigation and Proceedings. Except as set forth on Schedule 2.12, as at the date of this Agreement there are no lawsuits, actions, suits or other proceedings at law or in equity, or to the knowledge of the Company, investigations, before or by any court or other Governmental Authority or before any arbitrator pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, or, to the Company's knowledge, any other person in respect of which the Company or any Subsidiary has indemnification obligations and, as at the Closing there shall be no such lawsuit, action, suit or proceeding in which the relief sought includes damages in excess of $100,000 in any individual case or $1,000,000 in the aggregate. Except as set forth on Schedule 2.12, there is no unsatisfied judgment, order or decree requiring payment in excess of $100,000 or any open injunction binding upon the Company or any of its Subsidiaries.

      Section 2.13 Employee Benefit Plans. The Schedule 2.13 lists each (i) pension, retirement, profit-sharing, employee stock ownership, deferred compensation, stock bonus or other similar plan or arrangement, (ii) each medical, vision, dental or other health plan or arrangement, (iii) each life insurance plan or arrangement, (iv) each vacation, severance or other similar plan or arrangement, (v) each stock option, stock appreciation or other similar plan or arrangement and (vi) each other employee benefit plan, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to which the Company or any entity which is (or at a relevant time was) a member of a "controlled group of corporations" with or under "common control" with the Company as defined in Section 414(b) or (c) of the Code and (an "ERISA Affiliate") is required to contribute or which the Company or any ERISA Affiliate sponsors, in each case, for the benefit of any of the Company's domestic employees or former employees (the "Benefit Plans").

      Section 2.14 Labor Matters.

            (a) Except as set forth in Schedule 2.14, neither the Company nor any of its Subsidiaries is a party to any labor agreement with respect to their employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. Neither the Company nor any Subsidiary is now, or since May 20, 1994 has been, subject to or involved in, or threatened with any union elections, petitions therefor or other organizational activities and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary are now, or since May 20, 1994 have been, represented by any labor union or other employee collective bargaining organization and there are no pending grievances, disputes or controversies with any union or other employee collective bargaining organization of such employees or threats of strikes, work stoppages or slowdowns or pending demands for collective bargaining by any union or other such organization, and the Company is not, nor is any Subsidiary nor, to the knowledge of the Company, is any employee of the Company or any Subsidiary, now subject to or involved in or threatened with any union elections, petitions therefor or other organizational or recruiting activities, except as disclosed in Schedule 2.14. The Company and each Subsidiary is in compliance in all material respects with all applicable laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours and is not and has not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against the Company and any of its Subsidiaries pending before the National Labor Relations Board and there are no facts or information to the knowledge of the Company which would give rise thereto. Schedule 2.14 also sets forth a list of all employment agreements with employees who earn over $75,000 per year.

            (b) Except for (i) those matters set forth on Schedule 2.14, (ii) the Chalmers Payment, (iii) the Palmberg Payment and (iv) under the Employee Stock Option Plans, no employee shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any employment plan, agreement or arrangement, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a result of the transactions contemplated by this Agreement. Since May 20, 1994 neither the Company nor any Subsidiary has experienced a material work slowdown or stoppage due to labor problems.

      Section 2.15 Legal Compliance. Except with respect to (a) matters set forth on Schedule 2.15, and (b) matters addressed in Sections 2.13, 2.16 and
2.17 (as to which certain representations and warranties are made pursuant to such Sections), the Company and its Subsidiaries are in substantial compliance and at all times have been in substantial compliance with all laws (including rules and regulations thereunder) of federal, state, local and foreign governments (and all agencies thereof) applicable thereto, except where such instances of noncompliance would not have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

      Section 2.16 Environmental Matters.

            (a) The following terms, when used in this Section 2.16, shall have the following meanings. Any of these terms may, unless the context otherwise requires, used in the singular or the plural depending on the reference.

                  "Release" shall mean and include any material spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Hazardous Substance.

                  "Hazardous Substance" shall mean any "hazardous waste," "hazardous material," "hazardous substance," "industrial waste," "subject waste," "pollutant," "contaminant," "toxic waste" or "toxic substance" (as defined in or for purposes of any Environmental Law), whether solid, liquid or gas, including but not limited to asbestos, radioactive materials, PCB's, pesticides, and petroleum or petroleum products.

            (b) Since May 20, 1994 (or, if later, the date the Company first occupied the relevant Facility) the Facilities have been maintained and operated in material compliance with all Environmental Laws. Prior to May 20, 1994 (or, if later, the date the Company first occupied the relevant Facility), to the Company's knowledge, the Facilities were maintained and operated in material compliance with all Environmental Laws.

            (c) Except as disclosed on Schedule 2.16(c), neither the Company, nor any of the Subsidiaries, has received any written notice since May 20, 1994, nor, to the Company's knowledge, prior thereto, alleging that it is or was claimed to be in violation of or in material non-compliance with the conditions of any permit required under any Environmental Law or the provisions of any Environmental Law, which violation has not been remedied to the satisfaction of the person issuing the notice;

            (d) There is not now pending or, to the Company's knowledge, threatened any Action against the Company or any of the Subsidiaries under any Environmental Law with respect to any alleged Release, handling or mishandling of any Hazardous Substance;

            (e) Hazardous Substances. The Company has not used, generated, treated, stored, transported or disposed of any Hazardous Substance except in material compliance with applicable Environmental Laws;

            (f) Environmental Conditions. Except as disclosed on Schedule 2.16, or as would not have a material adverse effect on the business, operations or financial condition of the Company and the Subsidiaries taken as a whole, no Hazardous Substances are present or have been located on, under or about, or have migrated or been Released on, under, about or from, the Facilities which could form the basis of any demand, cause of action, claim or Action of any person against the Company or the Subsidiaries or give rise to liability under any applicable Environmental Law;

            (g) CERCLA or RCRA. No current or, to the Company's knowledge, past use, generation, treatment, transportation, storage, disposal or handling practice of the Company with respect to any Hazardous Substance has resulted or could reasonably be expected to result in any material liability under CERCLA or RCRA or any Environmental Laws of similar effect;

            (h) Storage Tank or Pipeline. Neither the Company nor any of its Subsidiaries operates any underground storage tank (as defined by any Environmental Law). There is not now and to the Company's knowledge has not been at any time any underground or above-ground storage tank or pipeline at the Owned Real Property where the installation, use, maintenance, repair, testing, closure or removal of such tank or pipeline was not in material compliance with all Environmental Laws, and there has been no material Release from or rupture of any such tank or pipeline, including without limitation any material Release from or in connection with the filling or emptying of such tank or pipeline;

            (i) Releases or Indemnification Agreements. Neither the Company nor any of its Subsidiaries has released any person from or agreed to indemnify any person against any claim any of them may have (i) under any Environmental Law, or (ii) otherwise regarding any use, generation, treatment, storage, transportation, disposal, migration or Release of any Hazardous Substances.

            (j) Site Assessments, etc. No site assessment, audit or other investigation has been conducted by or on behalf of the Company or any Subsidiary as to environmental matters at any of the Facilities since May 20, 1994, except as set forth on Schedule 2.16(j).

      Section 2.17 Taxes.  Except as otherwise disclosed in Schedule 2.17:

            (a) All material federal, state, local, and foreign tax returns of the Company and its Subsidiaries ("Tax Returns"), including those Tax Returns relating to income, employment, franchise, property, sales and use, and excise taxes, and any other taxes due from and/or withheld by or required to be withheld by the Company and its Subsidiaries (collectively, "Taxes") have been prepared in all material respects accordance with all applicable laws and have been duly and timely filed, except for those returns for which the time for filing thereof has been validly extended, and the information shown on such returns (complete copies of which have been furnished to the Acquiror by the Company), fairly and accurately reflects the information purported to be shown in all material respects. The Company has made available to Acquiror copies of its federal income Tax Returns for 1994, 1995 and 1996.

            (b) All Taxes or estimates thereof that are shown as due on the Tax Returns filed have been timely and appropriately paid (or an adequate reserve has been established therefor), except for amounts being contested in good faith by appropriate proceedings.

            (c) To the knowledge of the Company, all Taxes that the Company and each Subsidiary are required by law to withhold and collect to date have been duly and timely withheld and collected, and, except for amounts being contested in good faith in appropriate proceedings, have been paid over in to the proper authorities to the extent due and payable.

            (d) The Company is not aware of any transactions or matters or any basis which might or could result in material additional Taxes for the Company or any Subsidiary with respect to prior taxable periods for which an adequate reserve has not been provided.

            (e) None of the Tax Returns is being audited by any taxing authority.

            (f) No assessment, audit or other proceeding by any taxing authority, court, or other governmental or regulatory authority is proposed or pending with respect to the Taxes or Tax Returns.

            (g) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitations applicable to any claim for or the period for the collection or assessment of Taxes due for any taxable period.

            (h) No consent to the application of Section 341(f)(2) of the Code (or any predecessor thereof) has been made or filed by or with respect to any of the Company or its Subsidiaries or any of their assets and properties.

            (i) None of the assets and properties of the Company or its Subsidiaries is an asset or property that Acquiror or any of its Affiliates is or will be required to treat as being (i) owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

      Section 2.18 Governmental Authorities: Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other third party is required on the part of the Company with respect to the Company's execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) any novations or consents required in connection with Government Contracts or subcontracts thereunder, (iii) any filings required under any United States export control laws, (iv) any consents under Contracts which are not material to the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, (v) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (vi) as otherwise disclosed in Schedule 2.18.

      Section 2.19 Licenses, Permits and Authorizations. Schedule 2.19 contains a list of all material licenses, franchises and other permits of or with any Governmental Authority which are held by the Company or any of its Subsidiaries. All such licenses, franchises and other permits are in full force and effect and there are no proceedings pending or, to the best knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof. Such licenses, franchises and permits constitute all of the material licenses, franchises and permits necessary to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted.

      Section 2.20 Brokers' Fees. Except as set forth on Schedule 2.20, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or any of its Subsidiaries or Affiliates or by CVCA.

      Section 2.21 Bank Accounts, Etc. Schedule 2.21 contains a true and correct and complete list as of the date hereof of all banks, trust companies, savings and loan associations and brokerage firms which the Company or any Subsidiary has an account or a safe deposit box and the names of all Persons authorized to draw thereon, to have access thereto, or to authorize transactions therein, the names of all Persons, if any, holding powers of attorney from the Company or any Subsidiary and a summary statement as to the terms thereof.

      Section 2.22 Accounts Receivable. Except as set forth in Schedule 2.22 all accounts and notes receivable reflected on the Interim Balance Sheet, and all accounts and notes receivable arising subsequent to the date of the Interim Balance Sheet, represent bona fide claims of the Company and the Subsidiaries and, subject only to consistently recorded reserves for bad debts, have been collected or are collectible in the aggregate recorded amounts thereof.

      Section 2.23 Substantial Customers.

            (a) Schedule 2.23 lists the five customers of the Company and its Subsidiaries with the highest volume of purchases from the Company and its Subsidiaries during the 12-month period ended the Interim Balance Sheet Date, and the amount for which each such customer was invoiced during such period.

            (b) No customer listed on Schedule 2.23 has (i) ceased, or indicated to the Company or any Subsidiary an intention to cease, dealing with or through the Company or any Subsidiary, (ii) reduced, or indicated an intention to reduce, substantially its dealings with or through the Company or any

Subsidiary, or (iii) changed, or indicated an intention to change, substantially the terms on which it is prepared to deal with or through the Company or any Subsidiary. Neither the Company nor any Subsidiary has any knowledge that any of the customers listed in Schedule 2.23 will not continue to be customers of the Company and the Subsidiaries after the closing.

      Section 2.24 Directors and Officers. Schedule 2.24 sets forth the name and current annual salary and other compensation payable by the Company or any Subsidiary to each director and officer of the Company or any Subsidiary.

      Section 2.25 Minute Books; Stock Records. The minute books of the Company and each Subsidiary made available to the Acquiror for inspection accurately record therein all actions taken by the Board of Directors and shareholders of the Company or the applicable Subsidiary. The stock records of the Company and each of the Subsidiaries made available to the Acquiror for inspection accurately record all issuances and transfers of any capital stock of the Company or the applicable Subsidiary.

      Section 2.26 Inventory. As of the Interim Balance Sheet Date, except as set forth in Schedule 2.26 or as reserved against by the Company on the Interim Balance Sheet, the Company and its Subsidiaries represent that their inventory of goods to be sold ("Inventory") is in good and merchantable condition, and is in such condition that it can be sold in the ordinary course of business. The values at which all Inventory is carried on the Interim Balance Sheet reflect the historical inventory valuation policy of the Company for overhead capitalization and of stating inventory at the lower of cost or market value. The Company and its Subsidiaries have good and marketable title to the Inventory free and clear of all Liens other than Permitted Liens. The Company and its Subsidiaries are not under any obligation or liability with respect to accepting returns of items of Inventory in possession of customers except in the ordinary course of business or as set forth in Schedule 2.26 of the Disclosure Schedule.

                                  ARTICLE IIA

          REPRESENTATIONS, WARRANTIES AND OTHER UNDERTAKINGS OF CVCA

      Section 2A.1 Representations. CVCA hereby represents and warrants to Acquiror and Merger Sub as of the date of this Agreement that:

            (a) CVCA has all requisite partnership power and authority and has taken all partnership action necessary to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by CVCA and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by or on behalf of CVCA and no other proceeding on the part of CVCA is necessary to authorize this Agreement. This Agreement has been duly and validly executed by or on behalf of CVCA and constitutes a valid and binding obligation of CVCA, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors rights generally and subject, as to enforceability, to general principles of equity.

            (b) No Conflict. The execution and delivery of this Agreement by CVCA does not and will not violate any provision of, or result in the breach of, any applicable law, rule or regulations of any governmental body, the Agreement of Limited Partnership of CVCA or any agreement, indenture or other instrument to which CVCA is a party or by which CVCA may be bound, or of any order, judgment or decree applicable to CVCA, or constitute an event which, after notice or lapse of time or both, would result in any such violation or breach, except to the extent that the occurrence of any of the foregoing would not have a material adverse effect on the ability of CVCA enter into and perform fully its obligations under this Agreement.

      Section 2A.2 Written Consent. Prior to Closing, CVCA shall deliver to the Company its written consent to the Merger in accordance with Section 228 of the DGCL in respect of the voting securities of the Company owned of record by it and shall not, in any event, assert dissenters' rights in respect of any shares of capital stock of the Company beneficially owned by it.

                                  ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

      Acquiror and Merger Sub represent and warrant to the Company as of the date of this Agreement that:

      Section 3.1 Corporate Organization. Acquiror has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Massachusetts. Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware. Each of Acquiror and Merger Sub is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such licensing or qualification necessary, except where failure to be so licensed or qualified would not have a material adverse effect on the ability of Acquiror or Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby. The copies of the Restated

Articles of Organization or Certificate of Incorporation of each of Acquiror and Merger Sub previously delivered by Acquiror to the Company are true, correct and complete.

      Section 3.2 Due Authorization. Each of Acquiror and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary, to own, lease and operate its assets, to conduct its businesses as it is presently conducted, and subject to the approval by the requisite holders of stock of Merger Sub, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Acquiror and Merger Sub have been duly and validly authorized and approved by the respective Boards of Directors of Acquiror and Merger Sub, and (subject to the approval of the holder of stock of Merger Sub, which approval shall be given by Acquiror prior to Closing) no other corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each of Acquiror and Merger Sub and is a valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

      Section 3.3 No Conflict. Except as set forth in Schedule 3.3, the execution and delivery of this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby does not and will not violate any provision of, or result in the breach of any applicable law, rule or regulation of any governmental body, the charter, bylaws, as amended, or other organizational documents of Acquiror and Merger Sub, or any agreement, indenture or other instrument to which Acquiror or any of its Subsidiaries, including Merger Sub, is a party or by which Acquiror or any of its Subsidiaries, including Merger Sub, may be bound, or of any order, judgment or decree applicable to Acquiror or any of its Subsidiaries, including Merger Sub, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien, charge or encumbrance upon any of the properties or assets of Acquiror or any of its Subsidiaries, including Merger Sub, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien, except to the extent that the occurrence of the foregoing would not have a material adverse effect on the ability of Acquiror and Merger Sub to enter into and perform fully their respective obligations under this Agreement.

      Section 3.4 Litigation and Proceedings. There are no lawsuits, actions, suits or other proceedings at law or in equity, or, to the knowledge of Acquiror, investigations, before or by any court or other Governmental Authority or before any arbitrator pending or, to the knowledge of Acquiror, threatened, against Acquiror or any of its Subsidiaries, including Merger Sub, which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Acquiror Merger Sub to enter into and perform fully their respective obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Acquiror or any of its Subsidiaries, including Merger Sub, which could reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform fully their respective obligations under this Agreement.

      Section 3.5 Governmental Authorities: Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other third party is required on the part of Acquiror or any of its Subsidiaries, including Merger Sub, with respect to Acquiror or Merger Sub's execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) any novations or consents required in connection with Government Contracts or subcontracts thereunder,
(iii) any filings required under any United States export control laws, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (v) as otherwise disclosed in Schedule 3.5.

      Section 3.6 Brokers' Fees. Except as set forth on Schedule 3.6, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates. All such arrangements are the sole obligation of Acquiror.

                                  ARTICLE IV
                           COVENANTS OF THE COMPANY

      Section 4.1 Conduct of Business. From the date hereof through the Closing, the Company and each of its Subsidiaries shall, except as contemplated by this Agreement, or as consented to by Acquiror in writing (which consent will not be unreasonably withheld), operate its business in the ordinary course and substantially in accordance with past practice and will use all commercially reasonable efforts not to take any action inconsistent with this Agreement. Without limiting the generality of the foregoing, unless consented to by Acquiror in writing (which consent shall not be unreasonably withheld), the Company shall not, and the Company shall cause each of its Subsidiaries not to, except as contemplated by this Agreement:

            (a) alter or amend the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries, except as otherwise required by law;

            (b) enter into, extend, materially modify, terminate or renew any Contract of a type required to be listed on Schedule 2.8, except (i) in the ordinary course of business consistent with past practices or (ii) in connection with the ERP project being undertaken by the Company, or (iii) in connection with the anticipated renewal of the lease of the Facility at Redwood City, CA;

            (c) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties except in the ordinary course of business consistent with past practices;

            (d) (i) except as otherwise required by law make any change in the key management structure of the Company or any of its Subsidiaries, including, without limitation, the hiring of additional executive officers or the terminations of existing executive officers, other than in the ordinary course of business; or (ii) adopt, enter into or materially amend any Benefit Plan;

            (e) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of, any corporation, partnership, association or other business organization or division thereof;

            (f) make any material loans or advances to any partnership, firm or corporation, or, except for expenses incurred in the ordinary course of business, any individual;

            (g) pay any dividend or make any other distribution to holders of Shares of Common Stock;

            (h) purchase or redeem any shares of Common Stock or Preferred Stock from the holders thereof; provided, that the Company may purchase shares of Common Stock or Preferred Stock held by any former employee of the Company;

            (i) repay any of the principal amount owed under the term loan included in the First Bank Loans, or pay any other obligation or liability (absolute or contingent) other than current liabilities or obligations under Contracts and other than interest payments and regularly scheduled amortizations with respect to obligations for borrowed money, as set forth in Schedule 4.1(i);

            (j) enter any transaction or series of transactions which, individually or in the aggregate, is material to the Company and its Subsidiaries taken as a whole, except in the ordinary course of business;

            (k) fail to pay any material current liability or obligation (other than when there is a bona fide dispute as to whether such liability or obligation is due); or

            (l) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

      Section 4.2 Inspection. Subject to (i) confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company's possession from time to time and (ii) the terms of the Confidentiality Agreement and the provisions of
Section 6.1 hereof, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access, during normal business hours, to all of their respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as they may reasonably request.

      Section 4.3 HSR Act. (a) In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause each of its Affiliates to) comply promptly (and in any event by June 15, 1997) with the notification and reporting requirements of the HSR Act and use all commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act. The Company shall (and, to the extent required, shall cause its Affiliates to) substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Antitrust Authority.

            (b) The Company shall exercise all commercially reasonable efforts, and the Acquiror shall cooperate fully with Company, to prevent the entry in any Action of a Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

      Section 4.4 No Solicitations. From the date hereof through the Closing or the earlier termination of this Agreement in accordance with its terms, neither CVCA, nor the Company nor any of its Subsidiaries shall, and neither CVCA nor the Company shall knowingly permit their Affiliates, officers, directors, employees, representatives and agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group of Persons (other than Acquiror, Merger Sub or any of their respective Affiliates) concerning any merger, sale of assets, exclusive license of a material proportion of the Intellectual Property, sale of shares of capital stock or similar transactions involving the Company or any Subsidiary or division of the Company, and will promptly report to Acquiror any proposal or inquiry from any Person or group as to such a transaction.

      Section 4.5 Perkin-Elmer Note. The Company shall give all requisite notices to the holder(s) of, and comply with the terms of, the Perkin-Elmer Note in connection with the transactions contemplated by this Agreement.

                                   ARTICLE V
                             COVENANTS OF ACQUIROR

      Section 5.1 HSR Act.

            (a) In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause each of its Affiliates to) comply promptly (and, in any event, by June 15, 1997) with the notification and reporting requirements of the HSR Act and use all commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act. Acquiror shall (and, to the extent required, shall cause its Affiliates to) substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Antitrust Authority.

            (b) Acquiror shall exercise all commercially reasonable efforts, and the Company shall cooperate fully with Acquiror, to prevent the entry in any Action of a Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

      Section 5.2 Indemnification and Insurance. From and after the Effective Time of the Merger, Acquiror agrees that it will cause the Surviving Corporation to continue to indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time of the Merger, whether asserted or claimed prior to, at or after the Effective Time of the Merger, to the fullest extent that the Company or its Subsidiaries, as the case may be, would have been permitted under its charter or bylaws in effect on the date hereof to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law); provided that the person to whom such expenses are advanced provides an undertaking to the Surviving Corporation to repay such advances if it is ultimately determined that such person is not entitled to indemnification; provided, further, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law and the charter and bylaws of the Company or its applicable Subsidiary shall be made by independent counsel selected by the Surviving Corporation.

      Section 5.3 Financing. Acquiror shall use commercially reasonable efforts to ensure that the offering described in Section 8.2(g) hereof is consummated as soon as practicable following the date hereof.

      Section 5.4 Perkin-Elmer Note. Acquiror shall give the Company sufficient notice of the anticipated Closing Date to enable it to comply with Section 4.5 of this Agreement.

                                  ARTICLE VI
                    CONFIDENTIALITY; SUPPORT OF TRANSACTION

      Section 6.1 Confidentiality.

            (a) Each of the Company, CVCA and Acquiror hereby covenants that except (i) for any governmental filings required in order to complete the transactions contemplated herein, and (ii) as Acquiror and the Company may agree or consent in writing, all information received by the Company, CVCA and Acquiror and their respective representatives in contemplation, or pursuant to the terms, of this Agreement shall be kept in confidence by the receiving party and its representatives; provided, however, that any party hereto may disclose such information to its legal and financial advisors, lenders, financing sources and their respective legal advisors and representatives so long as such Persons agree to maintain the confidentiality of such information in accordance with this Section 6.1. If the transactions contemplated hereby shall fail to be consummated, all copies of documents or extracts thereof containing information and data as to one of the other parties, including all information prepared by the receiving party or such receiving party's representatives, shall be turned over to the party furnishing same, except that such information prepared by the receiving party or such receiving party's representatives may be destroyed at the option of the receiving party, with notice of such destruction (or return) to be confirmed in writing to the disclosing party. Any information not so destroyed (or returned) will remain subject to these confidentiality provisions (notwithstanding any termination of this Agreement).

            (b) The foregoing confidentiality provisions shall not apply to such portions of the information received which (i) are or become generally available to the public through no action by the receiving party or by such party's representatives or (ii) are or become available to the receiving party on a nonconfidential basis from a source, other than the disclosing party or its representatives, which the receiving party believes, after reasonable inquiry, is not prohibited from disclosing such portions to it by a contractual, legal or fiduciary obligation, and shall not apply to any disclosure by Acquiror after the Closing of any information disclosed by the Company or CVCA.

      Section 6.2 Support of Transaction. Without limiting any provision hereof, Acquiror, the Company, and their respective Subsidiaries shall each (i) use all commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, including (at the cost and expense of the Acquiror) the financing referred to in
Section 8.2(g), (ii) use all commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Subsidiaries are required to obtain in order to consummate the Merger, (iii) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions set forth in Article VIII or otherwise to comply with this Agreement, and (iv) provide the other parties, and such other party's employees, officers, accountants, lawyers, financial advisors and other representatives with access to its personnel, properties, business and records under all reasonable circumstances.

      Section 6.3 Chalmers Payment. Between the date of this Agreement and Closing, Acquiror and the Company agree to cooperate to ensure the deductibility of the Chalmers Payment for Tax purposes. Following Closing, Acquiror shall (and shall cause its Subsidiaries to) take all reasonable steps to ensure the deductibility of the Chalmers Payment for Tax purposes and shall not take any action which is likely to jeopardize the deductibility of the

Chalmers Payment.


                                  ARTICLE VII

                                    CLOSING

      Section 7.1 Filing. As soon as all of the conditions set forth in Article VIII of this Agreement have either been fulfilled or waived, and if this Agreement has not heretofore been terminated pursuant to its terms, the Boards of Directors of Acquiror, Merger Sub and the Company shall direct their officers forthwith to file and record all relevant documents with the appropriate government officials to effectuate the Merger.

      Section 7.2 Closing. The Closing shall take place at a location and time mutually agreed upon by Acquiror and the Company at the earliest practicable date after the conditions set forth in Section 8.1 have been satisfied, and such date, time and location shall be confirmed in writing by such parties not less than 5 days prior to the scheduled date of the Closing. The term "Closing," when used in this Agreement, means the Effective Time of the Merger.

                                 ARTICLE VIII

                           CONDITIONS TO OBLIGATIONS

      Section 8.1 Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions:

            (a) All waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated.

            (b) All necessary permits, approvals, clearances, filings and consents of Governmental Authorities required to be procured by Acquiror, Merger Sub and the Company in connection with the Merger and the transactions contemplated by this Agreement shall have been procured, it being understood, however, that (i) any novations or consents required in connection with any Government Contracts or subcontracts thereunder and (ii) any other consents, authorizations, or approvals, the absence of which would not have a material adverse effect on the business, operations or financial condition of Acquiror or the Company, need not be obtained prior to Closing.

            (c) There shall not be in force any order or decree, statute, rule or regulation enjoining or prohibiting the consummation of the Merger.

      Section 8.2 Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

            (a) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing, as if made anew at and as of that time, and each of the covenants and agreements of the Company to be performed as of or prior to the Closing shall have been duly performed, except in each case for changes after the date hereof which are contemplated or permitted by this Agreement.

            (b) The Company shall have delivered to Acquiror a certificate signed, on behalf of the Company, by an officer of the Company, dated the Closing, certifying that, to the best of the knowledge and belief of such officer, the conditions specified in Section 8.1, as they relate to the Company, and subsection 8.2(a) have been fulfilled.

            (c) Any consent required for the consummation of the Merger under any agreement, contract or license described in an annex or schedule hereto or for the continued enjoyment by the Company and its Subsidiaries of the benefits of any agreement, contract or license described in an annex or schedule hereto after the Merger shall have been obtained, except where the failure to obtain such consent would not have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries taken as a whole, it being understood that any novations or consents required in connection with the Government Contracts or subcontracts thereunder need not be obtained prior to Closing.

            (d) At the Effective Time of the Merger, (i) the aggregate number of shares of Common Stock held by Dissenting Stockholders, if any, shall not exceed five percent of the total number of shares of Common Stock then outstanding and
(ii) the aggregate number of shares of Preferred Stock held by Dissenting Stockholders, if any, shall not exceed five percent of the total number of shares of Preferred Stock then outstanding.

            (e) Acquiror shall have received an opinion, dated as of the Closing Date, from Latham & Watkins substantially in the form of Annex C.

            (f) The form and substance of all actions, proceedings, instruments and documents required to consummate the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to Acquiror and its counsel.

            (g) Acquiror shall have received not less than $125,000,000 gross proceeds from an offering of senior unsecured notes, or other similar instrument.

            (h) Other than the exercise by Dissenting Stockholders of their appraisal rights under the DGCL, no legal action or other claim shall be pending or threatened before or by any Governmental Authority or by any other Person seeking to restrain or prohibit, or damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the Merger and the transactions contemplated thereby which might in the reasonable judgment of the Acquiror have a material adverse effect on the Company and its Subsidiaries taken as a whole or, assuming consummation of the Merger, the Acquiror and its Subsidiaries taken as a whole.

            (i) The Company shall have used reasonable efforts to cause the persons listed on Annex E to enter into employment agreements with the Company or one of its Subsidiaries, including substantially the terms set forth on Annex E with effect from the Closing.

            (j) The Holder Representative shall have delivered to Acquiror a certificate setting forth the portion of the Merger Consideration to be paid to each holder of Preferred Stock, Common Stock and Options upon the Closing Date (upon compliance by such holders with Section 1.4 hereof).

            (k) Between the date hereof and the Closing Date, there shall not have occurred and be continuing any act, condition, event, omission or development materially adversely affecting the Company and its Subsidiaries taken as a whole from the condition thereof (financial and other) reflected in the financial statements of the Company described in Section 2.6.

      Section 8.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

            (a) Each of the representations and warranties of Acquiror contained in this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing, as if made anew at and as of that time, and each of the covenants and agreements of Acquiror to be performed as of or prior to the Closing shall have been duly performed, except in each case for changes after the date hereof which are contemplated or permitted by this Agreement.

            (b) Acquiror shall have delivered to the Company a certificate signed, on behalf of Acquiror, by an officer of Acquiror, dated the Closing, certifying that, to the best of the knowledge and belief of such officer, the conditions specified in Section 8.1, as they relate to Acquiror and Merger Sub, and subsection 8.3(a) have been fulfilled.

            (c) The Company shall have received an opinion, dated as of the Closing Date, from Bingham, Dana & Gould LLP, counsel to Acquiror substantially in the form of Annex D.

            (d) The form and substance of all actions, proceedings, instruments and documents required to consummate the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to the Company and its counsel.

            (e) Other than the exercise by Dissenting Stockholders of their appraisal rights under the DGCL, no legal action or other claim shall be pending or threatened before or by any Governmental Authority or by any other Person seeking to restrain or prohibit, or damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the Merger and the transactions contemplated thereby which might in the reasonable judgment of the Company, have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                                  ARTICLE IX

                           TERMINATION/EFFECTIVENESS

      Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

            (a) By mutual written consent of Acquiror and the Company authorized by their respective Boards of Directors, at any time prior to the Closing.

            (b) Prior to the Closing, by written notice to the Company from Acquiror, authorized by the Board of Directors of Acquiror, if (i) prior to May 31, 1997, in the course of its investigation of the business, properties, assets, financial and legal condition, balance sheets, statements of operations and earnings, books, contracts, agreements, leases, commitments, financial and operating data, records, documents and files of the Company as are made available to the Acquiror, the Acquiror becomes aware of any materially adverse fact, matter or circumstance (or any combination of such facts, matters or circumstances which, when combined, are materially adverse) of which it was not aware as of the date of this Agreement, (ii) there is any material breach (or any combination of such breaches which, when combined, are material) of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if a representation or warranty of the Company shall be untrue in any material respect, in either case, such that the condition specified in Section 8.2(a) hereof would not be satisfied at the Closing (a "Terminating Company Breach"), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to 30 days from the date that written notice of the Terminating Company Breach is given to the Company by Acquiror (the "Company Cure Period"), but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach, such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (iii) the conditions set forth in Sections
8.1 and 8.2 of this Agreement have not been satisfied on or before July 31, 1997, or (iv) the Closing has not occurred on or before August 31, 1997.

            (c) Prior to the Closing, by written notice to Acquiror from the Company, authorized by its Board of Directors, if (i) there is any material breach (or any combination of such breaches which, when combined, are materially adverse) of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, or if a representation or warranty of Acquiror shall be untrue in any material respect, in either case, such that the condition specified in Section 8.3(a) hereof would not be satisfied at the Closing (a "Terminating

Acquiror Breach"), except that, if such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to 30 days from the date that written notice of the Terminating Acquiror Breach is given to the Acquiror by the Company (the "Acquiror Cure Period"), but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach, such termination shall not be effective, and such termination shall become effective only if such Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the conditions set forth in Sections 8.1 and 8.3 of this Agreement shall have not been satisfied on or before July 31, 1997, or (iii) the Closing has not occurred on or before August 31, 1997.

      Section 9.2 Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders. The provisions of Sections 6.1, 9.3 and 12.6 hereof shall survive any termination of this Agreement.

      Section 9.3 Sole Remedy. Acquiror and Merger Sub hereby acknowledge and agree that their sole and exclusive remedy for (i) any breach of any representation or warranty of the Company or CVCA contained herein or made pursuant hereto or in any certificate delivered pursuant hereto by the Company or CVCA or any officer, director or representative thereof; or (ii) any breach by the Company or CVCA, of any covenant or agreement contained herein or made pursuant hereto other than any intentional breach of the covenants and agreements set forth in Sections 1.1 through 1.7, 1.8(b) or Section 4.1 (but only insofar as such breach results in an increase, pursuant to Section 1.2(b)(v), in the Merger Consideration which is payable) or Sections 4.2, 4.3, 4.4, 6.1, 6.2, 7.1 or 12.6 hereof shall be to terminate this Agreement in accordance with Section 9.1. Under no circumstance, other than an intentional breach described in (ii) above, shall Acquiror, Merger Sub or any Affiliate, representative or Person acting for, on behalf of or through any of the foregoing have any claim for indemnification, damages or otherwise as a result of, arising out of or based upon any breach of any such representation, warranty, covenant or agreement.

                                   ARTICLE X
                              CERTAIN DEFINITIONS

      As used herein, the following terms shall have the following meanings:

      "Acquiror" has the meaning specified in the Preamble hereto.

      "Acquiror Cure Period" has the meaning specified in Section 9.1.

      "Action" means any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

      "Affiliate" means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

      "Aggregate Fully-Diluted Common Shares" has the meaning specified in
Section 1.2.

      "Aggregate Option Exercise Price" has the meaning specified in Section
1.2.

      "Agreement" has the meaning specified in the Preamble hereto.

      "Antitrust Authorities" means the Antitrust Division of the United Stated Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

      "Applicable Percentage" has the meaning specified in Section 1.4

      "Benefit Plan" has the meaning specified in Section 2.12.

      "Cash Per Fully-Diluted Common Share" has the meaning specified in Section 1.2.

      "Certificate of Merger" has the meaning specified in Section 1.5.

      "Certificates" has the meaning specified in Section 1.4.

      "Chalmers Payment" has the meaning specified in Section 1.2.

      "Class A Common Stock" means the Class A Common Stock, par value $ .01 per share, of the Company.

      "Class B Common Stock" means the Class B Common Stock, par value $ .01 per share, of the Company.

      "Class C Common Stock" means the Class C Common Stock, par value $ .01 per share, of the Company.

      "Closing" has the meaning specified in Section 7.2.

      "Closing Date" means the date on which the Effective Time of the Merger occurs.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Common Equity Merger Consideration" has the meaning specified in Section 1.2.

      "Common Stock" means (i) the Class A Common Stock, (ii) the Class B Common Stock and (iii) the Class C Common Stock.

      "Company" has the meaning specified in the Preamble hereto.

      "Company Cure Period" has the meaning specified in Section 9.1.

      "Confidentiality Agreement" means that certain letter agreement dated February 16, 1996 between Hyde Park Holdings and CS First Boston Corporation.

      "Constituent Corporations" has the meaning specified in the recitals hereto.

      "Contracts" means any agreements, contracts, subcontracts, leases or other legally binding contractual commitments.

      "CVCA" has the meaning specified in the Preamble hereto.

      "DGCL" means the Delaware General Corporations Law.

      "Dissenting Stockholders" means holders of shares of the capital stock of the Company who are entitled to appraisal of their shares pursuant to the DGCL and who comply with the provisions of the DGCL concerning the rights of such holders to require appraisal of such shares.

      "Effective Time of the Merger" means the time at which the Certificate of Merger has been duly filed in the Office of the Secretary of State of Delaware and becomes effective in accordance with the DGCL.

      "Employee Stock Option Plans" means the Amended and Restated Employee
Stock

Option Plans of the Company dated as of May 16, 1994 and August 17, 1994 each as amended to date.

      "Environmental Laws" means, collectively, all applicable foreign, U.S. federal, state or local laws, statutes, ordinances, rules, regulations or codes relating to protection of the environment, as in effect as of the date hereof (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Air Act, as amended, and the California Hazardous Waste Control Act, as amended).

      "ERISA" has the meaning specified in Section 2.12.

      "ERISA Affiliate" has the meaning specified in Section 2.12.

      "Escrow Account" has the meaning specified in Section 1.6.

      "Escrow Agent" has the meaning specified in Section 1.6.

      "Exchange Agent" has the meaning specified in Section 1.4.

      "Exchange Fund" has the meaning specified in Section 1.4.

      "Facilities" means the Owned Real Property and the leased facilities at Redwood City, CA, Munich, Germany, Geneva, Switzerland and Paris, France.

      "First Bank Loans" means the loans made to Physical Electronics, Inc, a Subsidiary of the Company, under that certain credit agreement dated as of May 20, 1994 between Physical Electronics, Inc and First Bank National Association.

      "GAAP" means United States generally accepted accounting principles, as in effect on the date hereof.

      "Government Contracts" means any Contract between the Company or any of its

Subsidiaries and the United States Government or a department or agency thereof.

      "Governmental Authority" means any Federal, state, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.

      "Government Order" means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      "Holder Allocable Expenses" has the meaning specified in Section 1.7.

      "Holder Representative" has the meaning specified in Section 11.1.

      "Intellectual Property" has the meaning specified in Section 2.11.

      "Interim Balance Sheet" has the meaning specified in Section 2.6.

      "Interim Balance Sheet Date" has the meaning specified in Section 2.6.

      "Lien" means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

      "Liquidation Value" of each share of Preferred Stock means (x) Ten Dollars ($10) plus (y) all accrued and unpaid dividends thereon to the date of payment including all compounding thereon in accordance with Section 2(b) of the Certificate of Designation of the Preferred Stock filed with the Secretary of State of the State of Delaware.

      "Material Equipment" has the meaning specified in Section 2.9.

      "Majority Holders" has the meaning specified in Section 11.1.

      "Merger" has the meaning specified in the recitals hereto.

      "Merger Consideration" has the meaning specified in Section 1.2.

      "Merger Sub" has the meaning specified in the Preamble hereto.

      "Net Refund" has the meaning specified in Section 1.6.

      "Options" means all options to purchase shares of Common Stock from the Company (whether or not vested) issued pursuant to the Employee Stock Option Plans.

      "Owned Real Property" means the facility at 6509 Flying Cloud Drive, Eden Prairie, Minnesota 55344.

      "Palmberg Payment" has the meaning specified in Section 1.2.

      "Perkin-Elmer Note" means that certain convertible subordinated promissory note of the Company dated as of May 20, 1994 in the principal amount of $7,191,000, a copy of which has been delivered to Acquiror.

      "Permitted Liens" means (i) mechanics, materialmen's and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings, (iii) Liens securing the obligations of the Company under the First Bank Loans, (iv) Liens on goods in transit incurred pursuant to documentary letters of credit, (v) Liens securing rental payments under capital lease agreements, (vi) Liens arising in favor of the United States Government as a result of progress payment clauses contained in any Contract, (vii) encumbrances and restrictions on real property that do not materially interfere with the present uses of such real property and (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and which do not materially interfere with the operation of the business of the Company and its

Subsidiaries as currently conducted.

      "Person" means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

      "Preferred Stock" means the Series A 10% Senior Cumulative Redeemable Preferred Stock, par value $1.00 per share, of the Company.

      "Refund" has the meaning specified in Section 1.6.

      "Subsidiary" means, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person, provided, that ULVAC-PHI Inc. shall not be considered a "Subsidiary" of the Company for the purposes of this Agreement.

      "Surviving Corporation" shall have the meaning specified in Section 1.1.

      "Taxes" has the meaning specified in Section 2.17.

      "Tax Returns" has the meaning specified in Section 2.17.

      "Terminating Acquiror Breach" has the meaning specified in Section 9.1.

      "Terminating Company Breach" has the meaning specified in Section 9.1.

                                  ARTICLE XI
                             HOLDER REPRESENTATIVE

      Section 11.1 Designation and Replacement of Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of holders of the shares of Common Stock and Options for certain limited purposes, as specified herein (the "Holder Representative"). The parties have designated CVCA as the initial Holder Representative, and approval of this Agreement by the holders of the shares of Common Stock (other than Dissenting Shareholders) shall constitute ratification and approval of such designation. On or prior to Closing the holders of the Common Stock and Options shall enter into an agreement in a form approved by the Company approving the initial Holder Representative. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons which collectively owned more than 50% of the Aggregate Fully-Diluted Common Shares at the Effective Time of the Merger ("Majority Holders"). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative.

      Section 11.2 Authority and Rights of Holder Representative; Limitations on Liability. The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative will have no obligation to act on behalf of the holders of the shares of Common Stock and Options, except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to estimate and determine the amounts of Holder Allocable Expenses and to pay such Holder Allocable Expenses in accordance with Section 1.7 hereof. The Holder Representative will have no liability to Acquiror, the Company or the holders of any equity securities or Options of the Company with respect to actions taken or omitted to be taken in its capacity as Holder Representative, except with respect to any liability resulting primarily from the Holder Representative's gross negligence or willful misconduct. The Holder Representative will at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Holder Representative, unless the Holder Representative is holding funds delivered to it under Section 1.7 of this Agreement and/or has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Holder Representative shall be entitled to reimbursement, but solely from funds paid to it under Section 1.7 of this Agreement and/or otherwise received by it in its capacity as Holder Representative pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and for indemnification, but solely from the same funds, against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as Holder Representative (except for those arising out of the Holder Representative's gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims. Any liability or obligation of CVCA hereunder shall be enforced only against CVCA and shall be non-recourse to any general or limited partner of CVCA.

                                  ARTICLE XII

                                 MISCELLANEOUS

      Section 12.1 Nonsurvival of Representations and Warranties. The representations and warranties contained in this Agreement and in any certificate delivered pursuant hereto shall not survive beyond the Effective Time of the Merger or termination of this Agreement and, from and after the Closing, none of Acquiror, Merger Sub or any Affiliate, representative or Person acting for, on behalf of or through any of the foregoing have any claim for indemnification, damages or otherwise as a result of, arising out of or based upon any breach of any such representation, warranty, covenant or agreement.

      Section 12.2 Waiver. Subject to the provisions of applicable law, any party to this

Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

      Section 12.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person or by private courier, or (ii) actually delivered by registered or certified mail return receipt requested, or (iii) delivered by telecopy (provided that it is telephonically or electronically confirmed) addressed as follows:

            (a)   If to Acquiror or Merger Sub, to:

                  High Voltage Engineering Corporation
                  401 Edgewater Place, Suite 680

                  Wakefield, MA 01880
                  Attention:  Joseph W. McHugh, Jr.
                              Chief Financial Officer
                  Telecopy: (617) 224-1011

                  with a copy to:

                  Bingham, Dana & Gould LLP
                  150 Federal Street
                  Boston, MA 02110
                  Attention:  Michael P. O'Brien
                  Telecopy:   (617) 951-8736

            (b)   If to the Company, to:

                  PHI Acquisition Holdings, Inc.
                  6509 Flying Cloud Drive
                  Eden Prairie, Minnesota 55344
                  Attention: David L. Chalmers
                  Telecopy: (612) 828-6109
                  with copies to:

                  Chase Venture Capital Associates, L.P.
                  380 Madison Avenue
                  12th Floor
                  New York, New York  10017
                  Attention:  Brian J. Richmand
                  Telecopy No.: (212) 622-3101

                  and

                  Latham & Watkins
                  885 Third Avenue
                  New York, N.Y. 10022
                  Attention:  Samuel A. Fishman, Esq.
                  Telecopy No.: (212) 751-4864

            (c)   If to the Holder Representative, to:

                  with copies to:

                  Chase Venture Capital Associates, L.P.
                  380 Madison Avenue
                  12th Floor
                  New York, New York  10017
                  Attention:  Brian J. Richmand
                  Telecopy No.: (212) 622-3101

                  Latham & Watkins
                  885 Third Avenue
                  New York, N.Y. 10022
                  Attention:  Samuel A. Fishman, Esq.
                  Telecopy No.: (212) 751-4864

or to such other address or addresses as the parties may from time to time designate in writing.

      Section 12.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

      Section 12.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

      Section 12.6 Expenses. Except for the Holder Allocable Expenses, which shall be paid as set forth in Section 1.7, each party hereto, other than the Holder Representative (whose expenses shall be paid out of funds paid to the Holder Representative under Section 1.7 in the event the transactions contemplated hereby are consummated), shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including, without limitation, all fees of its legal counsel, financial advisers and accountants; provided that, in the event that the transactions contemplated hereby are not consummated, the Company shall reimburse the Holder Representative for all costs and expenses incurred by the Holder Representative in connection with the transactions contemplated hereby and provided, further, that whether or not the transactions contemplated hereby are consummated the Acquiror shall reimburse the Company for any fees and expenses incurred by the Company in connection with the financing described in Section 8.2(g). Notwithstanding anything to the contrary, transfer taxes, sales taxes and other similar taxes imposed on the transaction contemplated by this Agreement shall be paid by Acquiror.



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

      Section 12.7 Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, except as to any matters relating to the corporate governance or the capital stock of the Company, which shall be governed by the laws of the State of Delaware. Unless otherwise stated, references to Sections, Articles or Annexes refer to the Sections, Articles and Annexes to this Agreement. As used herein, the phrase "to the knowledge" of any Person shall mean the actual knowledge of such Person's executive officers. The parties to this Agreement participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

      Section 12.8 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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

      Section 12.9 Entire Agreement. This Agreement (together with the Schedules, Exhibits and Annexes to this Agreement) constitutes the entire agreement among the parties and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement.

      Section 12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

      Section 12.11 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Acquiror and the Company which approval shall not be unreasonably withheld by any party; provided, however, that, nothing herein shall prevent any party from publishing such press releases or other public communications as such party may consider necessary in order to satisfy such party's legal or contractual obligations after such consultation with the other parties hereto as is reasonable under the circumstances.

                       *       *       *       *       *



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

      IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

                                    HIGH VOLTAGE ENGINEERING
                                    CORPORATION

                                    By: /s/ Clifford Press
                                       ----------------------------------
                                       Name:  Clifford Press
                                       Title: President

                                    LAUREN CORPORATION

                                    By: /s/ Clifford Press
                                       ----------------------------------
                                       Name:  Clifford Press
                                       Title: President

                                    PHI ACQUISITION HOLDINGS, INC.

                                    By: /s/ David J. Chalmers
                                       ----------------------------------
                                       Name:   David J. Chalmers
                                       Title:  Chief Executive Officer

                                    CHASE VENTURE CAPITAL ASSOCIATES,
                                    LP (as to certain specified provisions only)

                                    By: CHASE CAPITAL PARTNERS, its General
                                    Partner

                                    By: /s/ Brian J. Richmand
                                       ----------------------------------
                                       Name:  Brian J. Richmand
                                       Title: General Partner


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